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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Helix BioMedix, Inc.:

We consent to the use of our report dated March 20, 2006, with respect to the balance sheets of Helix BioMedix, Inc. (a development stage company) as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and for the period from November 7, 1988 (inception) to December 31, 2005, incorporated herein by reference. The cumulative statements of operations, stockholders' equity (deficit), and cash flows for the period from November 7, 1988 (inception) to December 31, 2005 include amounts for the period from November 7, 1988 (inception) to December 31, 1988 and for each of the years in the thirteen-year period ending December 31, 2001, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period November 7, 1988 through December 31, 2001, is based solely on the report of other auditors.


/s/ KPMG LLP

Seattle, Washington
July 27, 2006